Exhibit 4.8

February 14, 2011

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Attention: General Counsel

Re:                               Revocation of Waiver of Certain Provisions of Indenture and Exchange and Registration Rights Agreement and Amendment of Exchange and Registration Rights Agreement of $375,000,000 11.50% Senior Notes due 2015

Ladies and Gentlemen:

Reference is made to the letter (the “Letter”), dated November 21, 2008, by Guitar Center, Inc. (the “Company”), ACOF II GC Acquisition, L.P. and ACOF Ill GC Acquisition, L.P. (together with ACOF II GC Acquisition, L.P., the “ACOF Holders”). Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Letter.

Pursuant to the terms of the Letter, the ACOF Holders hereby revoke their waiver of the Company’s compliance with Section 4.3 of the Indenture (thereby also revoking their waiver of the Company’s compliance with Section 2 of the Registration Rights Agreement). Pursuant to the terms of the Letter, such revocation will be effective as of April 1, 2011.

Effective as of the date hereof and for all purposes under the Registration Rights Agreement, “Issue Date” shall mean December 31, 2010, all references to “330 days” shall be “270 days,” and all references to “360 days” shall be “300 days.” Nothing herein shall limit clause (c) under the caption “Registration Rights” in the Letter.

[Signature Page Follows]

Regards,

ACOF II GC ACQUISITION, L.P.

By:	ACOF II GC Management, LLC, its General Partner

By:	[illegible]
Name:
Title:

ACOF III GC Acquisition, L.P.

by:	ACOF III GC Management, LLC, its General Partner

By:	[illegible]
Name:
Title:

Accepted and Agreed:

Guitar Center Holdings, Inc.

By:	[illegible]
Name:
Title:

[Signature Page to Revocation of Waiver Letter - GCH]